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                                 EXHIBIT 99(ii)

                                 CHARTER OF THE
                  NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
                            OF THE BOARD OF DIRECTORS
                              OF COMM BANCORP, INC.

PURPOSE

The primary purpose of the Nominating and Corporate Governance Committee (the "Committee") of Comm Bancorp, Inc. (the "Company") is to assist the Board of Directors in fulfilling its corporate oversight responsibilities. Specifically, the objectives of the Committee are to:

     - Develop and recommend to the Board, corporate governance policies and guidelines for the Company and monitor the Company's compliance with these policies and guidelines; and

     - Identify and recommend to the Board, director nominees and committee member candidates.

MEMBERSHIP

The Committee shall consist of at least three members, all of whom are members of the Company's Board of Directors, in good standing. Each member must satisfy the independence requirements applicable to the Securities and Exchange Commission ("SEC"), The NASDAQ Stock Market(R) and any related banking laws. On an annual basis, the entire Board of Directors shall appoint members of the Committee and select the Committee chairperson. The members of the Committee shall serve until their successors are duly elected and qualified by the Board. The Committee shall meet regularly and report to the Board concerning its activities.

AUTHORITY

The Committee has the authority to engage independent counsel, accountants or other advisors, as it deems necessary, to carry out its duties. Appropriate funding for such engagements will be determined by the Committee and provided by the Company. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to require the Company to provide the Committee with the support of one or more of the Company's employees to assist it in carrying out its duties. The Committee may, at any time, request any officer or employee of the Company or any independent counsel, accountants or other advisors to attend a meeting of the Committee or to meet with any members of, or appointed representative of, the Committee.

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RESPONSIBILITIES

The Committee shall have the following duties and responsibilities:

     - Review and reassess the adequacy of this charter annually and recommend to the Board of Directors changes as necessary;

     - Publicly disclose the charter and any such amendments at the times and in the manner required by the SEC and in all events post such charter and amendments on the Company's website;

     - Develop and recommend to the Board of Directors corporate governance policies and guidelines for the Company;

     - Review and reassess the corporate governance policies and guidelines for the Company at least annually, to ensure that they are appropriate for the Company and comply with applicable laws, regulations and listing standards, and to recommend any proposed changes to the Board of Directors for approval;

     - Monitor the Company's compliance with the corporate governance policies and guidelines;

     - Review the qualifications and independence of the members of the Board of Directors, to ensure that they are appropriate for the Company and comply with applicable laws, regulations and listing standards;

     - Recommend to the Board of Directors policies to enhance its effectiveness, including the size and composition of the Board, the frequency and structure of Board meetings, and the frequency, structure and guidelines for calling executive sessions of independent directors;

     - Develop and recommend to the Board of Directors, a Code of Business Conduct and Ethics for the Company;

     - Review, at least annually, that the principles described in the Company's Code of Business Conduct and Ethics are being incorporated into the Company's culture and business practices;

     - Consider any other corporate governance issues that arise from time to time, including requests for waivers from the Company's Code of Business Conduct and Ethics, and develop appropriate recommendations for the Board of Directors;

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     -    Review, at least annually, the Company's succession plans for its
          Chief Executive Officer and other executive officers and make recommendations to the Board of Directors regarding the same;

     - Review adherence by directors to corporate guidelines regarding transactions with the Company;

     - Establish criteria for identifying and selecting individuals to be recommended to the Board of Directors as director nominee and committee member candidates, which shall reflect at a minimum all applicable laws, rules, regulations and listing standards, including a potential nominee's or candidate's experience, areas of expertise and other factors relative to the overall composition of the Board and its committees;

     - Recommend to the Board of Directors, director nominee candidates to be presented to the stockholders for election or to the Board for appointment to fill vacancies accordingly, considering the independence and other qualifications of each candidate;

     - Maintain an active file of suitable candidates for consideration as nominees to the Board;

     - Consider unsolicited nominations for Board membership in accordance with guidelines established by the Committee;

     - Recommend to the Board of Directors, the number, identity and responsibilities of the Board committees, the Chairperson and the members of each committee. This shall include advising the Board on committee appointments to, and removals from, the committees or the Board, rotation of the committee members and Chairpersons, and committee structure and operations;

     - Direct orientation of all new members of the Board or committees and monitor continuing education of existing members;

     - Review the Board of Directors' performance as a whole, each committees' performance as a whole and each individual director's performance and report these findings to the Board following the end of each fiscal year; and

     - Regularly report to the Board of Directors on the Committee's activities.

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RELIANCE ON INFORMATION

In performing their responsibilities, Committee members are entitled to rely on the good faith and information, opinions, reports or statements prepared or presented by one or more officers or employees of the Company, whom the Committee members reasonably believe to be reliable and competent in the matters presented, independent counsel, accountants or other advisors as to matters which the Committee members reasonably believe to be within the professional or expert competence of such person, or another committee of the Boards of Directors as to matters within its designated authority which the Committee members reasonably believe to merit confidence.

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